North Central Bancshares, Inc.
David M. Bradley
515-576-7531
Distribution: Iowa Newsline
May 11, 2009

NORTH CENTRAL BANCSHARES, INC. ANNOUNCES PRELIMINARY RESULTS FOR FIRST QUARTER 2009

Fort Dodge, Iowa -- North Central Bancshares, Inc. (the “Company”) (NASDAQ: FFFD), the holding company for First Federal Savings Bank of Iowa (the “Bank”), announced today that the Company’s diluted earnings per share for the quarter ended March 31, 2009 was $0.49, compared to diluted earnings per share of $0.60 for the quarter ended March 31, 2008.  The decrease in earnings per share was due to a decrease in net income available to common shareholders primarily due to preferred stock dividends. The Company’s net income was $782,000 for the quarter ended March 31, 2009, compared to $804,000 for the quarter ended March 31, 2008.  The decrease in net income was primarily due to an increase in other expenses (as described below) and provision for loan losses, offset in part by an increase in net interest income.

Net interest income for the quarter ended March 31, 2009 was $3.40 million, compared to net interest income of $3.19 million for the quarter ended March 31, 2008.  The increase in net interest income was primarily due to a decrease in the cost of interest-bearing liabilities offset in part by a decrease in the average balance of interest-earning assets.  The net interest spread (the difference in the average yield on assets and average cost of liabilities) increased to 2.81% for the quarter ended March 31, 2009 from 2.46% for the quarter ended March 31, 2008.

The Company’s provision for loan losses was $160,000 and $60,000 for the quarters ended March 31, 2009 and 2008, respectively.  The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, industry standards, past due loans, economic conditions, the volume and type of loans in the Bank’s portfolio, and other factors related to the collectibility of the Bank’s loan portfolio.

The Company’s noninterest income was $1.84 million and $1.70 million for the quarters ended March 31, 2009 and 2008, respectively.  The increase in noninterest income was primarily due to increases in mortgage banking income and other income, offset in part by decreases in fees and service charges and abstract fees.  During the quarter ended March 31, 2009, the Company recorded $315,000 in mortgage banking income, an increase of $154,000 compared to $161,000 in mortgage banking income for the quarter ended March 31, 2008.  Other income increased by $107,000 to $371,000 for the quarter ended March 31, 2009, compared to $264,000 for the quarter ended March 31, 2008. The increase in other income was primarily due to an increase in income from the sale of annuities and a decrease in costs related to other real estate owned.

The Company’s noninterest expense was $3.95 million and $3.74 million for the quarters ended March 31, 2009 and 2008, respectively.  The increase in noninterest expense was primarily due to an increase in other expenses.  Other expenses increased $299,000 primarily due to increases in legal fees, other professional fees and FDIC insurance expense.

The Company’s provision for income taxes was $354,000 and $291,000 for the quarters ended March 31, 2009 and 2008, respectively.  The increase in the provision for income taxes was primarily due to an increase in income before income taxes and an increase in the Company’s effective tax rate.

Total assets at March 31, 2009 were $478.6 million, compared to $473.3 million at December 31, 2008.  Net loans decreased by $6.5 million, or 1.62%, to $394.3 million at March 31, 2009, from $400.8 million at December 31, 2008.  The decrease in net loans was primarily due to payments, prepayments, and sales of loans, offset in part by the origination of one-to-four family residential, commercial real estate and consumer loans.  At March 31, 2009, net loans consisted of (i) $164.8 million of one-to-four family real estate representing a decrease of $5.5 million from December 31, 2008, (ii) $97.5 million of commercial real estate loans representing an increase of $1.8 million from December 31, 2008, (iii) $56.5 million of multi-family real estate loans representing a decrease of $1.0 million from December 31, 2008, and (iv) $75.5 million of consumer loans representing a decrease of $1.8 million from December 31, 2008.  Cash and cash equivalents increased $9.9 million, or 60.6%, to $26.2 million at March 31, 2009, compared to $16.3 million at December 31, 2008.  The increase in cash and cash equivalents was primarily due to the sale of cumulative preferred stock and warrants to the United Sates Department of the Treasury (the “Treasury”) through the Capital Purchase Program, as described below.  The increase in securities available-for-sale was primarily due to the purchase of $3.8 million of mortgage backed securities during the quarter ended March 31, 2009.

Deposits increased $300,000, or 0.09%, to $350.5 million at March 31, 2009, from $350.2 million at December 31, 2008.  When excluding brokered deposits, deposits increased $11.1 million, or 3.17% at March 31, 2009 compared to December 31, 2008.  Borrowed funds decreased $4.5 million, or 5.5%, to $77.8 million at March 31, 2009, from $82.3 million at December 31, 2008.

The Bank remains “well capitalized” for regulatory capital purposes. See the Selected Financial Ratios included in the Financial Highlights below. Stockholders’ equity was $46.3 million at March 31, 2009, compared to $35.2 million at December 31, 2008.  Book value, or stockholders’ equity per common share, was $26.87 at March 31, 2009, compared to $26.21 at December 31, 2008. The ratio of stockholders’ equity to total assets was 9.67% at March 31, 2009, compared to 7.44% at December 31, 2008.

As previously announced, on January 9, 2009 the Company completed the sale of $10.2 million in preferred stock and related warrants to the Treasury through the Capital Purchase Program.  Under the terms of the transaction, the Company issued 10,200 shares of cumulative preferred stock and a warrant to purchase 99,157 shares of common stock at an exercise price of $15.43 per share. The cumulative preferred stock bears an annualized dividend rate of 5 percent for the first five years it is outstanding, after which the dividend will increase to 9 percent. Although the Bank would have remained “well capitalized” without these funds, this equity investment will further increase the capacity to support economic activity and growth in each of the communities served by the Bank through responsible lending.

All common stockholders of record on March 13, 2009, received a quarterly cash dividend of $0.01 per common share on April 3, 2009.  In addition, on February 15, 2009 the Company paid an aggregate cash dividend of $51,000 on the cumulative preferred stock issued to the Treasury.  As of March 31, 2009, the Company had 1,343,448 shares of common stock outstanding and 10,200 shares of cumulative preferred stock outstanding.

About the Company and the Bank

North Central Bancshares, Inc. serves north central and southeastern Iowa at eleven full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, West Des Moines, Burlington, and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa.

The Bank’s deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Statements included in this press release and in future filings by North Central Bancshares, Inc. with the Securities and Exchange Commission, in North Central Bancshares, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  North Central Bancshares, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect North Central Bancshares, Inc.’s actual results, and could cause North Central Bancshares, Inc.’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation.  The foregoing list should not be construed as exhaustive, and North Central Bancshares, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

For more information contact:  David M. Bradley, Chairman, President and Chief Executive Officer, 515-576-7531

FINANCIAL HIGHLIGHTS OF NORTH CENTRAL BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition

(Unaudited)
(Dollars in Thousands, except per share and share data)

	March 31, 2009	December, 2008
Assets
Cash and cash equivalents	$26,150	$16,282
Securities available-for-sale	29,969	27,530
Loans (net of allowance for loan loss of $5,425 and $5,379, respectively)	394,285	400,787
Other assets	28,152	28,699

Total assets	$478,556	$473,298
Liabilities
Deposits	$350,475	$350,170
Other borrowed funds	77,841	82,349
Other liabilities	3,948	5,567
Total liabilities	432,264	438,086

Stockholders' equity	46,292	35,212

Total liabilities and stockholders' equity	$478,556	$473,298

Stockholders' equity to total assets	9.67%	7.44%

Book value per common share	$26.87	$26.21

Total shares of common stock outstanding	1,343,448	1,343,448

Total shares of cumulative preferred stock outstanding	10,200	-

Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in Thousands, except per share data)

	For the Three Months
	Ended March 31,
	2009	2008

Interest income	$6,466	$7,488
Interest expense	3,068	4,293
Net interest income	3,398	3,195
Provision for loan loss	160	60
Net interest income after provision for loan loss	3,238	3,135
Noninterest income	1,845	1,704
Noninterest expense	3,947	3,744
Income before income taxes	1,136	1,095
Income taxes	354	291
Net income	$782	$804

Preferred stock dividends and accretion of discount	119	-
Net income available to common shareholders	663	804

Basic earnings per common share	$0.49	$0.60
Diluted earnings per common share	$0.49	$0.60

Selected Financial Ratios

	For the Three Months Ended March 31,
	2009	2008
Performance ratios
Net interest spread	2.81%	2.46%
Net interest margin	3.04%	2.68%
Return on average assets	0.65%	0.63%
Return on average equity	6.95%	7.79%

	March 31, 2009	March 31, 2008
Capital ratios (First Federal Savings Bank of Iowa)
Tangible*	8.78%	7.03%
Core*	8.78%	7.03%
Risk-based*	13.42%	10.50%

*Exceeds regulatory definition of “well capitalized”